Exhibit 10.2

OWNERSHIP LIMIT WAIVER AGREEMENT (COHEN & STEERS)

THIS OWNERSHIP LIMIT WAIVER AGREEMENT (this “Agreement”), dated as of November 18, 2010, is between Lexington Realty Trust, a Maryland real estate investment trust (the “Company”), and Cohen & Steers Capital Management, Inc., a New York corporation (for itself and on behalf of certain affiliated entities, as set forth herein). Capitalized terms used, but not otherwise defined, in this Agreement shall have the meanings given to them in the hereinafter-mentioned Declaration.

RECITALS

A.            In order to protect the Company’s qualification for U.S. federal income tax purposes as a REIT, Article IX of the Company’s Declaration of Trust (the “Declaration”) contains (1) a restriction prohibiting any Person from Beneficially Owning or Constructively Owning outstanding shares of beneficial interest in the Company which are classified as Common Stock or Preferred Stock (the “Equity Stock”) in excess of 9.8% of the value of the outstanding Equity Stock of the Company (the “Ownership Limit”) and (2) a restriction setting forth that any sale, transfer, gift, hypothecation, pledge, assignment, devise or other disposition of Equity Stock of the Company that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would be otherwise Beneficially or Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such excess shares of Equity Stock.

B.             Cohen & Steers Capital Management, Inc., together with its affiliates (collectively, “Cohen & Steers”), acts, or may in the future act, as the manager and/or investment advisor of various investment funds and institutional accounts (collectively, the "Funds" and, together with Cohen & Steers, the "Cohen & Steers Investors").  The Cohen & Steers Investors may, from time to time, own Equity Stock or other securities convertible into or exercisable for Equity Stock of the Company.  In the event that some or all of the various Cohen & Steers Investors are deemed to comprise a "group" for purposes of Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”), and therefore are treated as a Person within the meaning of the Declaration, all shares of Equity Stock of the Company that are owned by such Cohen & Steers Investors would then be aggregated for purposes of applying the Ownership Limitation.

C.             Cohen & Steers believes that such stock ownership by the Cohen & Steers Investors will not adversely affect the Company's qualification as a REIT, and requests an exemption from the Ownership Limitation, subject to the terms and conditions set forth herein (the "Ownership Limit Waiver").  Cohen & Steers is requesting the Ownership Limit Waiver in order to be able to invest in Equity Stock and other securities of the Company on behalf of the Funds, both existing as well as those that may be formed in the future, without the need to continually request exemptions.

D.             Pursuant to subparagraph (a)(9) of Article IX of the Declaration, the Company’s Board of Trustees has adopted resolutions approving the Ownership Limit Waiver on the terms and conditions hereinafter set forth.

AGREEMENT

1.                              WAIVER OF OWNERSHIP LIMIT

1.1.           The Company exempts the Cohen & Steers Investors, as a group to the extent they comprise a “group” for purposes of the 1934 Act solely as a result of Cohen & Steers acting as a manager or investment advisor to the members of such deemed group (a “Group”), effective as of the date hereof and subject to the terms herein, from the Ownership Limit:

(A)  to the extent of (i) 16,477,910 shares of Common Stock of the Company, (ii) 372,880 shares of Series B Preferred Stock of the Company, (iii) 336,439 shares of Series C Preferred Stock of the Company, and (iv) 1,001,443 shares of Series D Preferred Stock of the Company (for this purpose, counting each Equity Share that is Beneficially Owned by any Cohen & Steers Investor only once), which amounts shall be adjusted as appropriate to reflect stock splits, reverse stock splits or similar transactions that affect all shares equally, and

(B)  upon and subject to Cohen & Steers’ compliance with Section 2 below and its continued compliance with the covenants referred to therein.

For the avoidance of doubt, any Cohen & Steers Investor’s ownership of shares of Equity Stock of the Company for purposes of Section 1.1(A) must include the portion of any shares of Equity Stock of the Company deemed to be owned by such Cohen & Steers Investor as a result of its Beneficial Ownership of any equity securities (or securities convertible into equity securities) of any other ownership limit waiver holders that have been identified to Cohen & Steers by the Company, including the entities listed in Exhibit A to this Agreement.

2.                              LIMITATIONS AND OTHER MATTERS

2.1.           The Ownership Limit Waiver shall not be effective if and to the extent that, as a result of Cohen & Steers’ ownership of Equity Stock of the Company permitted by reason of the Ownership Limit Waiver:

(A) any of Cohen & Steers or any Cohen & Steers Investor, individually, would be considered to own (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code) more than 9.8% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Equity Stock of the Company, but, in the case of Constructive Ownership, only if the Company would (or could reasonably be expected to) recognize, as a result thereof, more than a de minimis amount of rental income that is disqualified for purposes of the REIT rules by reason of Section 856(d)(2)(B) of the Code as determined by the Company in its discretion, or

(B) any of Cohen & Steers or any Cohen & Steers Investor, individually, would be considered to own (within the meaning of Section 856(h) of the Code) more than 9.8% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Equity Stock of the Company (whether or not such ownership causes the Company to be “closely held” under the REIT rules), or

(C) any “individual” (within the meaning of Section 542(a)(2) of the Code) would be considered to own (within the meaning of Section 856(h) of the Code) more than 9.8% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Equity Stock of the Company (whether or not such ownership causes the Company to be “closely held” under the REIT rules).

For the avoidance of doubt, any determination made pursuant to this Section 2.1 must include the portion of any shares of Equity Stock of the Company deemed to be owned by Cohen & Steers or any Cohen & Steers Investor as a result of the ownership of any equity securities (or securities convertible into equity securities) of any other ownership limit waiver holders, including the entities listed in Exhibit A to this Agreement.

In addition, if the Ownership Limit Waiver is not effective as a result of the operation of any clause(s) of the first sentence of this Section 2.1, the Equity Stock of the Company that otherwise would be Excess Stock shall be deemed to have been transferred to the Company in accordance with subparagraph (b)(1) of Article IX of the Declaration.

2.2.           For the Ownership Limit Waiver to be effective, Cohen & Steers hereby represents and warrants that:

(A) Cohen & Steers Capital Management, Inc. and certain of its affiliates are investment advisors registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended.

(B) The Equity Stock of the Company covered by the Waiver Agreement will generally be acquired by Cohen & Steers in its capacity as an investment advisor on behalf of the Cohen & Steers Investors and not by Cohen & Steers for its own account, provided, however, that Cohen & Steers may, for its own account, hold not more than 1% of the Equity Stock of the Company.

(C) Neither Cohen & Steers nor, to the best knowledge of Cohen & Steers, any of the Cohen & Steers Investors will, as a result of its acquisition of Equity Stock of the Company covered by the Waiver Agreement, own (actually or Constructively, applying the provisions of Section 856(d)(5) of the Code), more than 9.8% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Equity Stock of the Company.

(D) No “individual” (as defined in Section 542(a)(2) of the Code) who owns (within the meaning of Section 856(h)(1) of the Code) any of the shares of Equity Stock of the Company covered by the Ownership Limit Waiver, shall own shares of Equity Stock of the Company in an amount greater than 9.8% (by number of shares or value, whichever is more restrictive) of the total outstanding shares of Equity Stock of the Company, it being understood that Cohen & Steers is not responsible for the ownership of shares of Equity Stock of the Company that an owner of one or more of the Funds may hold through other accounts not managed by Cohen & Steers.

(E) Cohen & Steers covenants to notify the Company promptly after it obtains knowledge that any of the foregoing representations is or may no longer continue to be accurate.

2.3.           Except as otherwise determined by the Board of Trustees of the Company, the Ownership Limit Waiver shall cease to be effective upon any breach of the representations or covenants set forth herein.  In addition, if the Ownership Limit Waiver ceases to be effective as a result of the operation of the preceding sentence, the shares of Equity Stock of the Company that would otherwise be Excess Stock shall be deemed to have been transferred to the Company in accordance with subparagraph (b)(1) of Article IX of the Declaration.

2.4.           Neither this Agreement nor the waiver contained herein may be assigned or transferred, including by operation of law or in connection with a merger, consolidation, transfer of equity interests or other transaction involving any party benefiting from the waiver, by any party hereto or any of their respective affiliates without the prior written consent of the Company, provided, however, that the effectiveness of the Ownership Limit Waiver shall not be adversely affected by any change in the composition of the subsidiaries comprising Cohen & Steers or the managed funds and accounts that comprise the Funds, provided that Cohen & Steers and the Cohen & Steers Investors have complied and continue to comply with all of the terms hereof.

3.                              MISCELLANEOUS

3.1.           All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maryland.

3.2.           This Agreement may be signed by the parties in separate counterparts, each of which when so signed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

3.3.           All references to any Code provision shall be deemed to include any successor provisions of the Code and any regulatory, judicial or administrative amendment or interpretation of such statutory provisions.

3.4.           To the extent shares of Equity Stock subject to the Ownership Limitation Waiver provided for in this Agreement are treated as Excess Shares pursuant to Article IX of the Declaration, if permitted under applicable law and regulation, the treatment of shares of Equity Stock as Excess Shares shall be done in a way that first treats shares of Equity Stock other than shares of Equity Stock acquired prior to the date hereof as Excess Shares and then any other shares of Equity Stock. For the avoidance of doubt, nothing in this Agreement shall be interpreted, construed or deemed to grant a waiver of the Ownership Limit to anyone other than the Cohen & Steers Investors as a Group, as set forth herein.

[Signature Page Follows]

Each of the parties has caused this Agreement to be signed by its duly authorized officers as of the date set forth in the introductory paragraph hereof.

THE COMPANY		COHEN & STEERS

Lexington Realty Trust		Cohen & Steers Capital Management, Inc.

By:	/s/ T. Wilson Eglin	By:	/s/ Thomas Bohjalian
	Name: T. Wilson Eglin		Thomas Bohjalian
	Title: Chief Executive Officer		Senior Vice President

EXHIBIT A TO THE WAIVER AGREEMENT

EXEMPT WAIVER HOLDERS

1.	Vornado Realty L.P.
2.	BlackRock, Inc.